Exhibit 99.1

Date:	August 20, 2010

To:	Members of the Board of Directors and Executive Officers

From:	J. Curtis Linscott, Executive Vice President, General Counsel & Secretary

Re:	Notice Regarding 401(k) Savings Plan Blackout Period and Trading Restrictions

•	General Information. This notice is to inform you that the Cash America International, Inc. 401(k) Savings Plan (the “401(k) Plan”) and the Cash America International, Inc. Nonqualified Savings Plan (the “NSP”) (together, the “Plans”) will be changing their recordkeeper from Milliman to Diversified Investment Advisors and also changing investment options, all effective October 1, 2010. As a result of this change, the Plans will have a blackout period and, because you are director or an executive officer of Cash America International, Inc. (“Cash America”), you will be prohibited from engaging in most transactions involving equity securities of Cash America that you acquired in connection with your service or employment as a director or executive officer of Cash America.

•	Impact on Plan Participants. As a result of the recordkeeper change, participants in the Plans will be temporarily unable to direct or diversify investments in their individual accounts, obtain loans from the 401(k) Plan, obtain distributions from the Plans, take in-service withdrawals from the Plans, access information regarding their account balances and investments, change beneficiary designations, or change contribution elections. This period, during which participants will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

•	Restrictions on Directors and Executive Officers during the Blackout Period. During the blackout period, directors and executive officers of Cash America will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any of Cash America’s equity securities that you acquired in connection with your service or employment as a director or executive officer of Cash America.
•	Note that “equity securities” is defined broadly to include Cash America’s common stock and derivatives thereof, including stock options and restricted stock units.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock that were acquired after the vesting of restricted stock units or selling shares to cover withholding taxes upon the vesting of restricted stock units.

•	These restrictions generally do not apply to the reinvestment of dividends under a pre-established broad-based shareholder dividend reinvestment plan or to the acquisition of Cash America stock pursuant to a previously established election to invest contributions in the Cash America Stock Fund of the 401(k) Plan.
•	Length of the Blackout Period. The blackout period for the Plans is expected to begin as of 3:00 p.m. Central Time on Monday, September 20, 2010, and end during the week of October 10, 2010.

•	Questions or Additional Information. The rules described above apply in addition to the other restrictions on trading activity under Cash America’s Securities Trading Policy. In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in Cash America’s securities to me. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting Diversified Investment Advisors toll-free at 1-888-676-5512 or by contacting me directly at (817) 335-1100 or in writing at 1600 West 7th Street, Fort Worth, TX 76102.